Exhibit 10.18

GREAT AMERICAN FAMILY PARKS, INC

EMPLOYMENT AGREEMENT

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THIS Employment Agreement (“Agreement”) is hereby entered into and made effective this First day of January, 2005, by and between Great American Family Parks, Inc., a Nevada corporation, with its principal place of business located in Eagle, Idaho (the “Company”), and Jack Klosterman of Valencia, California (“Klosterman”).

RECITALS

1.

The Company is engaged in the business of developing theme parks and attractions and desires to acquire qualified, experienced leadership in this endeavor.

2.

Klosterman has had considerable business and business consulting experience, including contracting with the federal court system for services and experience in corporate accounting.  He has served both in the executive role and as corporate secretary / treasurer  in  corporate settings.

3.

In view of his experience and effective service, the Company has determined that it desires to employ Klosterman as its Corporate Secretary and Treasurer.

4.

In consideration for the terms of this Agreement, Klosterman desires to be employed by the Company as its Secretary / Treasurer.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants, promises, terms and conditions hereinafter set forth, the parties hereto agree as follows:

I.

EMPLOYMENT.

The Company hereby employs, engages and hires Klosterman as its Secretary and Treasurer on the terms and conditions hereinafter set forth, and Klosterman hereby accepts such employment and agrees to perform such services and duties and to carry out such responsibilities as hereinafter set forth.

II.

TERMS OF EMPLOYMENT.

The term of employment under this Agreement shall be for a period of three (3) years(s) commencing as of January 1, 2005 and terminating on December 31, 2008, subject, however, to prior termination as hereinafter provided. Unless otherwise agreed in writing, subject to mutual agreement of the parties, continued employment of Klosterman by the Company after December 31, 2008, shall be for a term and on the conditions to be agreed to by the parities prior to the expiration of the Agreement.

III.

SERVICES, DUTIES AND RESPONSIBILITIES.

1.

Klosterman will faithfully and to the best of his ability serve the company in his capacity as its Corporate Secretary and Treasurer, subject to the policy direction of the President of the Board of Directors of the Company. Klosterman shall perform such services and duties as are customarily performed by one holding the position of Secretary and Treasurer of a public corporation.

2.

As Secretary / Treasurer, Klosterman shall be responsible for certifying acts and documents of the Company and for keeping and maintaining the books and records of the Company, including the financial records and accounts, and maintaining the Company depositories. Klosterman will devote his full time, energy and skill during regular business hours to his employment with the Company.  Such duties shall be rendered at Eagle, Idaho, and at such other place or places as the Company shall in good faith require or as interests, needs, business or opportunity of the Company shall require.  He shall be responsible for the corporate books and records and the financial records of the Company and its subsidiaries.   In this respect, he shall be responsible for preparing consolidated statements and accounts for the Company and its subsidiaries for the Company’s auditors.

3.

Klosterman shall be responsible for reporting to the President and to the Board of Directors on a regular basis.

4.

Klosterman shall not directly or indirectly represent or be engaged by or be an employee of any other person, firm or corporation or be engaged for his services as an officer, general manager or consultant in any other business or enterprise, other than his consulting business, while he is in the employ of the Company, unless specifically authorized to do so. It is understood, however, that the foregoing in no way prevents Klosterman from being an officer, director, or shareholder or having an economic interest in other businesses or enterprises, including any family or personal investment business,  so long as such service does not conflict with his interest in and duties of the Company.

IV.

COMPENSATION

1.

Base Salary.  Commencing January 1, 2005, the Company shall pay Klosterman a base salary at the rate of Forty Thousand Dollars ($40,000) per year, payable twice a month on the first and fifteenth days of each month, commencing on the date of closing of the first theme park acquisition of the Company.  The base annual salary shall be increased to Sixty Thousand Dollars ($60,000) upon , and as of the date of, the closing of the second theme park acquisition of the Company. Said salary payments will be subjected to withholding taxes, e.g., Federal Income Tax, FICA, and State and/or Local Withholding Taxes. Whereas such salary shall not be decreased during the term of this Agreement without the consent of Klosterman, it shall be subject to increase by the Board of Directors which shall review the salary periodically, and at least annually.

2.       Incentive Stock Option (ISO).  At the next Company annual meeting, the Company shall seek stockholder approval and shall register with the SEC, an Incentive Stock Option Plan meeting the requirements established by Section 422 of the Internal Revenue Code, whereby options granted are not taxed until the stock is sold and they are not deductible as compensation expense by the corporation. The term of said ISOs shall not exceed five (5) years and the option price shall be equal to or greater than one hundred percent (100%)of the fair market value at the grant date. Within thirty (30) days after the Incentive Option Plan is in effect, the Company shall grant to Klosterman ISOs for the purchase of ten thousand (10,000) free trading shares of the common stock of the Company and ISOs for the same amount of stock shall be granted to Klosterman on each anniversary date of the first grant during the term of this Agreement, providing he is at the time employed by the Company, subject to the provisions of Section XI 4 (b) herein.

3.        Deferred Compensation Plan. As soon as it is economically feasible and appropriate as determined by the Board of Directors of the Company, the Company may establish a Deferred Compensation Plan for its senior executives, including Klosterman.

4.

Benefits.  As soon as it is financially able as determined by the Board of Directors, the Company may provide the following benefits to Klosterman:

(a) Participation in a group medical plan;

(b) Comprehensive dental care plan;

(c) Life insurance at the rate of at least four times Klosterman’s annual salary, with the beneficiary of said insurance to be named by Klosterman;

(d) Disability insurance;

V.

BUSINESS FACILITIES AND EQUIPMENT

The Company shall provide Klosterman, or shall pay for, suitable work facilities and adequate business accommodations, office equipment and devices as may be reasonably necessary for Klosterman to perform his services and carry out his responsibilities and duties to the Company.

VI.

DIRECTORS AND OFFICERS INSURANCE.

As soon as it is financially able, as determined by the Board of Directors, the Company shall purchase and maintain Directors’ and Officers’ liability insurance, including coverage for Klosterman, in an amount of not less than five million dollars ($3,000,000).

VII.

INDEMNIFICATION.

The Company shall indemnify Klosterman, his heirs, executors, administrators and assigns, against, and he shall be entitled without further act on his part, to be indemnified by the Company for, all expenses, including, but not limited to, amounts of judgments, reasonable settlement of suits, attorney fees and related costs of litigation, reasonably incurred by him in connection with or arising out of any action, suit or cause of action against the Company and/or against Klosterman as a result of his having been, an officer and. or director of the Company, or, at its request, of any other corporation which the Company owns or of which the Company is a stockholder or creditor, whether or not he continues to be such officer or director at the time of incurring said expenses.  Said indemnity shall apply, but not be limited to, expenses incurred in respect to:

1.

any matter in which he shall be finally adjudged in any such action, suit or proceeding to be liable for gross negligence or intentional misconduct in the performance of his duty as such officer and/or director, or;

2.

any matter in which a settlement is effected to an amount in excess of the amount of reasonable expenses incurred by or on behalf of Klosterman in such action, suit or proceeding to the point of final settlement and resolution.

Further, nothing in this section regarding indemnification shall be construed to require or authorize the Company to indemnify Klosterman against any liability to which he would, but for settlement or comprise of such action, suit or proceeding, be otherwise subject by reason of his gross negligence or intentional misconduct in the performance of his duties as an officer and/or director of the company. The foregoing right of indemnification shall not be exclusive of other rights to which Klosterman may be entitled.

VIII.

BUSINESS EXPENSE REIMBURSEMENT.

The Company shall reimburse Klosterman for all reasonable business expenses incurred by him in the performance of his services, duties and responsibilities, including but not limited to, transportation, travel expenses, board and room, entertainment, and other business expenses incurred within the scope of presentation to the Company by Klosterman of an itemized accounting of said expenses substantiated by account books, receipts, bills and other documentation where applicable. If reimbursement, advances or allowances are based on permitted mileage or per diem rates, then Klosterman shall submit specification of relevant mileage, destination, dates and other supporting information required for tax purposes.

IX.

VACATION.

During the term of this Agreement, Klosterman shall have the right to four (6) weeks of paid vacation during each year. Vacation time may be taken all at once or in segments as desired by Klosterman, subject to reasonable notice to the Company for the purpose of coordinating work schedules.  Such vacation is not cumulative from year to year.

X.

TERMINATION OF EMPLOYMENT.

1.

Termination for Cause,  Generally. Under this Agreement, the Company shall have the right to terminate the employment of Klosterman for cause, which shall consist of two classes: cause involving malfeasance on the part of Klosterman, and causes not involving malfeasance (no-fault). Upon termination, all Company property and credit cards in the possession and control of Klosterman must be returned to the Company.

2.

Malfeasance Termination for Cause.  In the event the employment of Klosterman is terminated on the grounds of malfeasance, then, in that event, all compensation, including salary, stock options, bonuses, deferred compensation and benefits cease immediately.  Termination for cause on grounds of malfeasance included, but is not limited to, the following conduct:

(1)

Breach of any restrictive covenant contained herein

Against competition or disclosure of trade secrets;

(2)

Continued failure and refusal to carry out the duties and

Responsibilities of office under this Agreement within a

Reasonable time following written notice from the

Board of Directors requiring the subject performance;

(3)

Failure to cure a material breach of this Agreement

Within ten (10) days after receiving written from the

Board of Directors;

(4)

Failure to cease conduct unbecoming an officer of the Company after the receipt of written notice from the Board of Directors to cease such conduct;

(5)

Commission of a felony.

3.

No-Fault Termination for Cause.  At no fault of Klosterman, termination of employment hereunder for cause can occur as the result of death, disability, sale of the Company (asset or stock sale), merger or consolidation, “takeover” of control and operation of the business by an outside entity or group, or termination of the business for any reason whatsoever.

4.

Rights, Options, and Benefits Surviving No-Fault Termination for Cause.  Termination of Klosterman’s employment for cause based upon any of the no-fault reasons or events described in the foregoing subsection 3, shall not effect Klosterman’s right to the following compensation under this Agreement:

(a)

Base salary for the entire term of this Agreement.

(b)

Right to the next ISO grant due, if any, to Klosterman under Section IV 2  herein following termination of employment.

(c)

Deferred compensation vested at time of termination.

(d)

Company benefits including, but not limited to, group medical insurance, comprehensive dental plan, life insurance, disability insurance, and car allowance shall be continued for a period of six (6) months following such termination of employment.

5.        Sale/Take-Over Termination Bonus.  In the event the employment of Klosterman is terminated because of the sale of the business (either asset or stock sale), merger, consolidation, or by “takeover” by an outside entity or group, then, Klosterman shall be entitled to a termination bonus in an amount equal to three times his annual base salary, but no less than the sum of One Hundred Eighty Thousand dollars ($ 180,000).

6.        Resignation or Withdrawal. In the event Klosterman’s employment is terminated by his voluntary resignation or withdrawal, then, in that event, unless otherwise agreed between the parties in writing, Klosterman will be entitled to two weeks salary following notice of resignation or withdrawal.  Company benefits set forth in Section IV shall be terminated at the end of the calendar month next following the date of notice of resignation or withdrawal. All rights to stock options, bonuses or deferred compensation not granted or vested shall be forfeited.

7.         Death or Disability.   In the event Klosterman’s employment is terminated by death or upon medical certification of total disability (“disability”), then the following will apply in that respective event:

(a)

In the event of Klosterman’s death, the Company shall:

-

Pay to Klosterman’s estate an amount equal to Klosterman’s base salary for a three-month period next following his death;

-

Pay to Klosterman’s estate the amount of his deferred compensation vested at the time of death;

-

Grant to Klosterman’s estate the next ISO due, if any, to Klosterman under Section IV-2 herein following the date of his death;

-

The Company shall continue providing the medical and dental benefits set forth in Section IV-4 to Klosterman’s survivors (to the extent applicable) for a period of one year.

(b)

In the Event of Klosterman’s disability, the Company shall:

-

Pay to Klosterman an amount equal to Klosterman’s base salary for a three-month Period next following disability;

-

Pay to Klosterman the amount of his deferred compensation vested at the time of termination;

-

Grant to Klosterman’s estate the next ISO due, if any, to Klosterman under Section IV-2 herein following the date of his death;

-

The Company shall continue providing the medical and dental-

benefits set forth in Section IV-4 to Klosterman for a period of two years following disability.

XI.

RESTRICTIVE COVENANTS.

1.

Confidential information.  Klosterman covenants not to disclose the following specified confidential information to competitors or to others outside of the scope of reasonably prudent business disclosure, at any time during or after the termination of his employment by the Company.

a.  Customers lists, contracts, and other sales and marketing information;

b.  Financial information, cost data;

c.  Formulas, trade secrets, processes and devices related to the operation of the theme parks;

d.  Supply sources, contracts;

e.  Business opportunities relating to developing new business for the Company;

f.   Proprietary plans, procedures, models and other proprietary information of the Company.

2.

Affirmative Duty to Disclose.  Klosterman shall promptly communicate and disclose to the Company all observations made, information received, and data maintained relating to the business of the Company obtained by him as a consequence of his employment by the Company. All written material, possession during his employment with the Company concerning business affairs of the Company or any of its affiliates, are the sole property of the Company and its affiliates, and Klosterman is obligated to make reasonably prompt disclosures of such information and documents to the Company, and, further, upon termination of this Agreement, or upon request of the Company, Klosterman shall promptly deliver the same to the Company or its affiliates, and shall not retain any copies of same.

3.        Covenant Not to Compete.  For a period of three (3) years following the termination of his employment with the Company, Klosterman shall not work, directly or indirectly, for a competitor of the Company, nor shall he himself establish a competitive business.

This restrictive covenant shall be limited to businesses that compete in the theme park business in market areas within 150 miles of Company parks or which Company has designated, during the term of this Agreement, for acquisition within 3 years.

4.

Material Harm Upon Breach. The parties acknowledge the unique and secret nature of the Company’s procedures for acquisition of related proprietary information, and that material irreparable harm occurs to the Company if these restrictive covenants are breached. Further, the parties hereto acknowledge and agree that injunctive relief is not an exclusive remedy and that an election on the part of the Company to obtain an injunction does not preclude other remedies available to the Company.

5.

Arbitration.  Any controversy, claims, or matter in dispute occurring between these parties and arising out of or relating to this Agreement shall be submitted by either or both of the parities to arbitration administered by the American Arbitration Association or its successor and said arbitration shall be final and absolute. The Commercial Arbitration Rules of the American Arbitration Association shall apply subject to the following modifications:

a.

The venue for said arbitration shall be Eagle, Ada County, Idaho, and the laws of the State of Idaho relating to arbitration shall apply to said arbitration.

b.

The decision of the arbitration panel may be entered as a judgment in any court of the general jurisdiction in any state of the United States or elsewhere.

XII.

NOTICE.

Except as otherwise provided herein, all notices required by this Agreement as well as any other notice to any party hereto shall be given by certified mail (or equivalent), to the respective parties as required under this Agreement or otherwise, to the following addresses indicated below or to any change of address given by a party to the others pursuant to the written notice.

COMPANY:

Great American Family Parks, Inc.

208 Academy St., Suite 130

Eagle, Idaho 83616

KLOSTERMAN:

Jack Klosterman

25538 Via Impresso

Valencia, California 91355

XII.

GENERAL PROVISIONS

1.

Entire Agreement.  This Agreement constitutes and is the entire Agreement of the parities and supersedes all other prior understandings and/or Agreements between the parities regarding the matters herein contained, whether verbal or written.

2.

Amendments.   This Agreement may be amended only in writing signed by

both parties.

3.

Assignment.

No party of this Agreement shall be entitled to assign his or its interest herein without the prior written approval of the other party.

4.

Execution of Other Documents.  Each of the parties agree to execute any other documents reasonably required to fully perform the intentions of this Agreement.

5.

Binding Effect.   This Agreement shall inure to and be binding upon the

parties hereto, their agents, employees, heirs, personal representatives, successors and assigns.

6.

No Waiver of Future Breach.   The failure of one party to insist upon strict

performance or observation of this Agreement shall not be a waiver of any future breach or of any terms or conditions of this Agreement.

7.

Execution of Multiple Originals.  Two (2) original counterparts of this Agreement shall be executed by these parties.

8.

Governing Law.  This Agreement shall be governed and interpreted by the laws of the State of Idaho.

9.        Severability.  In the event any provision or section of this Agreement conflicts with the applicable law, such conflict shall not affect the provisions of the Agreement which can be given effect without the conflicting provisions.

WHEREFORE, this Agreement is hereby executed and made effective the day and year first above written.

COMPANY

GREAT AMERICAN FAMILY PARKS, INC.

BY /s/ Larry Eastland

Larry Eastland, Its President

ATTEST:

_______________, Assistant Corp. Secretary

KLOSTERMAN

/s/ Jack Klosterman

JACK KLOSTERMAN